      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 13, 1998



                                                      REGISTRATION NO. 333-47521

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1
                                       TO
                                    Form S-4
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                                 ALRENCO, INC.
             (Exact name of registrant as specified in its charter)

                 INDIANA                                     7359                                    35-1480655
     (State or other jurisdiction of             (Primary Standard Industrial           (I.R.S. Employer Identification No.)
     incorporation or organization)               Classification Code Number)

                            714 E. KIMBROUGH STREET
                             MESQUITE, TEXAS 75149
                                 (972) 288-9327
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------

                              BILLY W. WHITE, SR.

                            CHIEF EXECUTIVE OFFICER

                                 ALRENCO, INC.
                            714 E. KIMBROUGH STREET
                             MESQUITE, TEXAS 75149
                                 (972) 288-9327
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   COPIES TO:

                              JOHN D. CAPERS, JR.
                                KING & SPALDING
                              191 PEACHTREE STREET
                             ATLANTA, GEORGIA 30303
                                 (404) 572-4600
                      ------------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this Registration Statement.

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 ------------------------.

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          ------------------------.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective as of such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                            ------------------------

                                   PROSPECTUS

                                5,000,000 SHARES

                                 ALRENCO, INC.

                                  COMMON STOCK
                            ------------------------


     This prospectus (the "Prospectus") relates to the issuance of 5,000,000 shares of common stock, no par value ("Common Stock"), of Alrenco, Inc., an Indiana corporation ("Alrenco" or the "Company"), which may be offered by the Company from time to time in connection with acquisitions of other businesses, assets or properties ("Acquisitions"). The consideration for such Acquisitions will consist of shares of Common Stock, cash, notes or other evidences of indebtedness, guarantees, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and the owners, controlling persons or management of the businesses, assets or properties to be acquired. In addition, the Company may lease property from and enter into employment or consulting agreements and noncompetition agreements with the former owners and key employees of the businesses to be acquired.



     The terms of an Acquisition will be determined through arms' length negotiations between the Company and the owners, controlling person or management of the businesses, assets or properties to be acquired. Factors to be taken into account in the Acquisitions include, but are not limited to, the quality and reputation of the business, its management, earning power, cash flow, growth potential, markets and markets under development, licenses, locations of the business to be acquired and the market value of the Common Stock. It is anticipated that the Common Stock issued in an Acquisition will be valued at a price reasonably related to the market value of shares of Common Stock either at the time the terms of the Acquisition are tentatively agreed upon or at about the time of the closing of such Acquisition.


     It is not expected that underwriting discounts or commissions will be paid by the Company in connection with the offering or issuance of the shares of Common Stock covered by this Prospectus.


     The Common Stock is quoted on the Nasdaq National Market under the Symbol "RNCO". On May 11, 1998, the last reported sales price per share on the Nasdaq National Market was $17.00.


     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  The date of this Prospectus is May   , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected at the Public Reference Section of the Commission's principal office, Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereof may be obtained from the Commission upon payment of the prescribed fees.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such material, as well as the Registration Statement, may be accessed electronically through the Commission's site on the World Wide Web. The Commission's Internet address is http://www.sec.gov.

     The Common Stock is listed on the Nasdaq National Market System. Reports, proxy statements and other information about the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission by the Company are incorporated by reference into this Prospectus:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;


          (iii) The Company's Current Report on Form 8-K filed on March 5, 1998;



          (iv) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed on January 9, 1996, including any amendment or report filed for the purpose of updating such description; and



          (v) The financial statements of Action TV and Appliance Rental, Inc. ("Action") for the year ended December 31, 1995 and for the seven months ended July 31, 1996, contained in the Company's Registration Statement on Form S-4 (File No. 333-44451) filed on January 16, 1998.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in

                                       (i)
any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

     No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus, in any jurisdiction, to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities pursuant to this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE, UPON REQUEST FROM PATRICIA DISBROW, ALRENCO, INC., 714 E. KIMBROUGH STREET, MESQUITE, TEXAS 75149; TELEPHONE NUMBER (972) 882-3148. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE FIVE (5) BUSINESS DAYS BEFORE FINAL ACTION IS TO BE TAKEN WITH RESPECT TO A PROPOSED ACQUISITION INVOLVING THE ISSUANCE OF SECURITIES COVERED BY THIS PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this Prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, growth strategies, business prospects, industry trends and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify the forward-looking statements and certain factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

     Forward-looking statements include the information concerning possible or assumed future results of operations of the Company. Readers are cautioned that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors may affect the Company's operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following: general economic and business conditions; changes in the competitive environment within the rental-purchase industry; the ability of the Company to integrate its operations following the consummation of the merger (the "RTO Merger") between the Company and RTO, Inc. ("RTO") in February 1998; the ability to integrate and manage future acquired businesses; the rate of acquisitions and new store openings; the ability to open new rental-purchase stores on a profitable basis; the ability of the Company to implement and to obtain the anticipated cost savings related to the RTO Merger and acquisitions of other acquired businesses and to realize anticipated cost savings therefrom; the actual costs required to realize synergies and cost savings from the RTO Merger and future acquired businesses; and changes in business strategy or development plans.

                                      (ii)

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................       1
  The Company...............................................       1
  Markets and Market Prices.................................       1
  Selected Financial Data...................................       3
RISK FACTORS................................................       4
DESCRIPTION OF ALRENCO CAPITAL STOCK........................       7
LEGAL MATTERS...............................................       9
EXPERTS.....................................................       9


                                      (iii)

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus. This summary is not intended to be a complete description of the matters covered in this Prospectus or all material facts regarding the Company and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Prospectus.

                                  THE COMPANY

     The Company operates rental-purchase stores primarily in the midwestern, southeastern and southwestern United States. The Company's stores offer high quality, brand-name consumer merchandise under flexible, renewable rental-purchase agreements, also known as rent-to-own agreements. The Company's rental-purchase agreements provide customers with the option, but not the obligation, to obtain ownership of the merchandise following a stated number of consecutive rental payments. The Company's customers are typically low to middle income consumers with limited or no access to traditional credit sources such as bank financing, installment credit and credit cards. The Company also provides its products to consumers who desire only temporary rental of a product. The Company's products include consumer electronics, appliances, furniture, jewelry and home furnishing accessories.

     On February 26, 1998, the Company consummated the RTO Merger pursuant to an Agreement and Plan of Merger dated September 28, 1997, as amended (the "RTO Merger Agreement"). Under the terms of the RTO Merger Agreement, RTO merged with and into the Company, and the Company was the surviving corporation. At the time of the RTO Merger, RTO operated 275 rental-purchase stores in 16 states. The RTO Merger was accounted for as a "pooling-of-interests" transaction as set forth in Accounting Principles Board Opinion No. 16 ("APB 16").


     The Company was incorporated in 1980 under the laws of the State of Indiana. The Company's principal executive offices are located at 714 E. Kimbrough St., Mesquite, Texas 75149, and its telephone number is (972) 288-9327.


                           MARKETS AND MARKET PRICES


     The Common Stock is traded on the Nasdaq National Market under the symbol "RNCO." The following table sets forth the high and low sales prices per share of the Common Stock for the quarterly periods indicated as reported on the Nasdaq National Market since January 23, 1996 (the date the Company completed its initial public offering).



                                                              HIGH      LOW
                                                             ------    ------
FISCAL YEAR 1996
  First Quarter (from January 23, 1996)....................  $15.88    $13.75
  Second Quarter...........................................   19.75     14.25
  Third Quarter............................................   23.75     16.75
  Fourth Quarter...........................................   22.25      9.63
FISCAL YEAR 1997
  First Quarter............................................  $12.13    $10.13
  Second Quarter...........................................   13.38     10.00
  Third Quarter............................................   19.63     12.88
  Fourth Quarter...........................................   19.00     13.88
FISCAL YEAR 1998
  First Quarter............................................  $18.38    $14.50
  Second Quarter (through May 11, 1998)....................  $20.13    $14.75



     On May 11, 1998, the last reported sale price per share of the Common Stock on the Nasdaq National Market was $17.00. The market price of Common Stock is subject to fluctuation.

     As of May 11, 1998, there were 153 holders of record of Common Stock.



     The Company has never paid any cash dividends on its Common Stock. It is expected that the Company will retain all available earnings generated by its operations for the development and growth of its business, and the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Under the Company's credit facility, the Company is subject to certain restrictions on its ability to declare or pay dividends. Any future change in the Company's dividend policy will be made at the discretion of the Company's Board of Directors (the "Alrenco Board") and will depend on a number of factors, including the future earnings, capital requirements, contractual restrictions, financial condition and future prospects of the Company and such other factors as the Alrenco Board may deem relevant.

                            SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The table below presents selected consolidated financial information for the Company for each of the five fiscal years in the period ended December 31, 1997, after retroactive restatement for the 1998 pooling of interests with RTO, Inc. The selected consolidated financial data of the Company for and as of the fiscal years ended December 31, 1994, 1995, 1996 and 1997 has been derived from the consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants which give retroactive effect to the RTO Merger. The report of Coopers & Lybrand L.L.P. makes reference to the report of other auditors. These financial statements and Coopers & Lybrand L.L.P.'s report thereon for each of the three years ended December 31, 1997 are incorporated herein by reference. The selected consolidated financial data of the Company for and as of the fiscal year ended December 31, 1993 has been derived from the unaudited financial statements of the Company, which give retroactive effect to the RTO Merger. The selected consolidated financial data set forth below should be read in conjunction with the consolidated financial statements of the Company and the notes thereto incorporated herein by reference, and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Consolidated Results of Operations of the Company" incorporated herein by reference. The information for the year ended December 31, 1993 is unaudited, but, in the opinion of management of the Company, includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations for the periods presented.



                                                                          YEARS ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                               1993      1994      1995       1996       1997
                                                              -------   -------   -------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF EARNINGS DATA:
Total revenue...............................................  $61,752   $68,781   $77,529   $124,161   $230,969
Operating expenses:
  Direct store expenses.....................................   48,982    56,462    65,021    104,181    195,222
  Corporate expenses........................................    6,515     7,064     7,988     10,711     26,140
  Cost of business combinations.............................       --        --        --      1,743        935
  Name change expense.......................................       --        --        --         --        743
  Litigation settlement.....................................      625        --        --         --         --
  Amortization of intangibles...............................      476       329       569      3,981      9,902
  Key executive signing bonuses.............................       --        --        --      1,486        400
                                                              -------   -------   -------   --------   --------
    Total operating expenses................................   56,598    63,855    73,578    122,102    233,342
                                                              -------   -------   -------   --------   --------
    Operating income (loss).................................    5,154     4,926     3,951      2,059     (2,373)
Interest expense............................................   (2,206)   (2,144)   (2,468)    (1,572)    (2,512)
Interest income.............................................       25        39        35        645        218
Other non-operating income, net.............................      163       115     1,311      1,154        786
                                                              -------   -------   -------   --------   --------
    Income (loss) before income taxes and extraordinary
      item..................................................    3,136     2,936     2,829      2,286     (3,881)
Income tax expense..........................................      722       764       877      1,188        237
                                                              -------   -------   -------   --------   --------
    Income (loss) before extraordinary item.................  $ 2,414   $ 2,172   $ 1,952   $  1,098   $ (4,118)
                                                              =======   =======   =======   ========   ========
PRO FORMA INFORMATION(1)(UNAUDITED):
  Income (loss) before extraordinary item...................  $ 2,414   $ 2,172   $ 1,952   $  1,098   $ (4,118)
  Pro forma income tax expense (benefit) before
    extraordinary item......................................      590       505       290        201       (214)
                                                              -------   -------   -------   --------   --------
  Pro forma income (loss) before extraordinary item.........  $ 1,824   $ 1,667   $ 1,662   $    897   $ (3,904)
                                                              =======   =======   =======   ========   ========
  Pro forma income (loss) before extraordinary item per
    share basic and diluted.................................      .41   $   .37   $   .37   $    .09   $   (.23)
                                                              =======   =======   =======   ========   ========
  Pro forma weighted average number of shares outstanding
    basic...................................................    4,428     4,456     4,517     10,219     16,941
    diluted.................................................    4,428     4,456     4,517     10,262     17,117
                                                              =======   =======   =======   ========   ========
BALANCE SHEET DATA:
Rental merchandise, net.....................................  $15,636   $20,450   $21,742   $ 58,724   $ 97,261
Total assets................................................   25,499    30,282    35,341    169,131    223,561
Total notes payable.........................................   20,308    23,152    23,064      6,772     48,162
Stockholders' equity (deficit)..............................   (2,673)     (534)    3,449    146,344    143,011


---------------

(1) Proforma information presents the results of Alrenco as if the S corporations acquired by Alrenco were fully-taxable entities for each of the periods presented.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to other information and financial data contained elsewhere in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.


     Acquisition Risks. The Company has experienced significant growth in the last two years, principally through acquisitions and, to a lesser extent, the opening of new stores. The growth strategy of the Company is expected to be based upon the continued acquisition of existing rental-purchase stores and an aggressive new store opening program. The ability to continue to grow and improve the financial performance of the Company will be significantly affected by the Company's ability to acquire additional stores on favorable terms, to enhance their performance and to integrate the acquired stores into the Company's operations. The Company may compete for acquisition and expansion opportunities with companies that have significantly greater financial and other resources. There can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any operations that are acquired can be effectively and profitably integrated into the Company's existing operations. Additionally, although acquisitions will be designed to increase the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the periods immediately following an acquisition. Acquired stores may also be unprofitable when acquired or may become unprofitable during the period of acquisition due to disruptions in their business operations caused by their acquisition. Some stores acquired as part of an acquisition of a larger group of stores may be closed because they are unprofitable. The operating results of acquired stores may also suffer because of disruptions associated with integrating their operations into the existing operations of the Company. The inability to improve the profitability of such acquired stores could have a material adverse effect on the Company's results of operations or financial condition. Because of the above factors, the Company's quarterly results may vary from quarter to quarter, and the market price of Common Stock may fluctuate substantially.



     Development of New Rental-Purchase Stores. The continued growth and financial performance of the Company will be significantly affected by the Company's ability to open new rental-purchase stores on a profitable basis and to integrate the new stores into the Company's operations. There can be no assurance that the Company will be able to open new rental-purchase stores on a profitable basis or that any new stores will be effectively and profitably integrated into the Company's existing operations. Additionally, although new stores will be designed to contribute to the Company's long-term profitability, they may negatively impact the Company's operating results, particularly during the period immediately following the opening of a new store. The Company may open new rental-purchase stores that are unprofitable or have inconsistent profitability. Currently, the Company expects to open 50 new stores during 1998. New stores opened during 1998 are expected to operate at a loss for a period of six to nine months. The opening of an unprofitable store or a store that has inconsistent profitability could have a material adverse effect on the Company's results of operations and financial condition. Because of these factors, quarterly results may vary from quarter to quarter, and the market price of Common Stock may fluctuate substantially.


     The RTO Merger. The success of the RTO Merger will be determined by various factors, including the financial performance of the Company's operations after the RTO Merger and management's ability to effectively integrate the operations of the Company and RTO. The integration of the operations of the Company and RTO may be negatively affected if costs or difficulties related to the integration are greater than the Company expects. In addition, there can be no assurance that the anticipated benefits of the RTO Merger will be realized by the Company or that the RTO Merger will not adversely affect the future operating results of the Company.

     Management of Growth. The rapid growth experienced by the Company has placed significant demands on the Company's management and operations. In addition, certain of the officers and other key employees of the Company have recently joined the Company in connection with the RTO Merger, and certain of the Company's current senior executive officers have no prior management experience in large companies. The recent expansion has also resulted in substantial growth in the number of employees, the scope of operating and financial systems and the geographic area of operations, resulting in increased responsibility for both existing and new management personnel. The Company's ability to support the growth of its business will be substantially dependent upon its ability to attract and retain highly-trained management personnel. In addition, the Company's future operating results will depend upon the ability of its officers and other key employees to continue to implement and improve its operational and financial control systems, to train and manage its employees and to work effectively with the suppliers of the Company's products. There can be no assurance that the Company will be able to manage its recent or any future expansion successfully, and any inability to do so could have a material adverse effect on the Company's results of operations or financial condition.

     Financing Growth Strategy. It is anticipated that future acquisitions and new store openings will be financed with cash from operations, borrowings under available credit facilities, net proceeds from the sale of debt or equity securities and issuances of additional equity securities as consideration. If the Company cannot make such acquisitions with its equity securities and does not have sufficient cash from operations, the ability to borrow under these credit facilities or the ability to raise cash through the sale of debt or equity securities, the Company will be unable to pursue its growth strategy, which would have a material adverse effect on the Company's ability to increase its revenue and net income and could have a material adverse effect on the Company's financial condition or results of operations.


     Competition. The rental-purchase industry is highly competitive. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms. Competitors of the Company include national, regional and local operators of rental-purchase stores. Some of these competitors may have significantly greater financial and operating resources and, in certain markets, greater name recognition than the Company. Because barriers to entry in the rental-purchase industry are relatively low, competition may arise from new sources not currently competing with the Company. As a result of these competitive conditions, the Company may not be able to sustain past levels of revenue or continue the recent revenue growth or profitability of the Company.



     Government Regulation. Forty-eight states have adopted legislation regulating rental-purchase transactions. Of those states, 45 require companies to provide certain disclosures to customers regarding the terms of the rental-purchase transaction. North Carolina, Wisconsin and Minnesota regulate rental-purchase transactions as credit sales subject to consumer lending restrictions. North Carolina and Minnesota subject the transactions to interest rate or finance charge limitations. In addition, recent court decisions in New Jersey have created a legal environment in that state which is prohibitive to rental-purchase transactions. The Company operates in North Carolina but does not operate in the other three states. Twenty-two of the 23 states in which the Company operates impose some type of disclosure requirements, either in advertising or in the rental-purchase agreement, or both. The regulations in these states also distinguish rental-purchase transactions from credit sales. The management of the Company believes that its operations are in material compliance with applicable state rental-purchase laws. Although certain proposed federal regulations are under consideration, no federal legislation has been enacted regulating rental-purchase transactions. As of the date hereof, two bills have been introduced in Congress that would regulate the rental-purchase industry. One of the bills is supported by the Association of Progressive Rental Organizations ("APRO") and the Company does not believe that this bill, if enacted, would have a material adverse effect upon the Company's operations. The other bill would regulate rental-purchase transactions as credit sales. The Company believes that in the event federal legislation is enacted regulating rental-purchase transactions as credit sales, the Company would be able to adapt to the new laws and remain profitable by repositioning itself as a rent-to-rent business. However, there can be no assurance that the proposed legislation, if enacted, would not have a material adverse effect on the Company's results of operation and financial condition.



     Dividend Policy. The Company expects to retain earnings to finance the growth and development of its business and does not anticipate paying cash dividends on Common Stock in the foreseeable future. Under the Company's current credit facility, the Company is subject to certain restrictions on its ability to declare or pay dividends.

     Risks Associated with the Rental-Purchase Industry. The operating success of the Company, like other participants in the rental-purchase industry, will depend upon a number of factors. These factors include the ability to maintain and increase the number of units on rent, the collection of rental payments when due and the control of inventory and other costs. The rental-purchase industry is also affected by changes in consumer confidence, preferences and attitudes, as well as general economic factors. Failure to control operations and respond to changing market trends could adversely affect the future operations of the Company.

     Anti-Takeover Provisions. Certain provisions of the Amended and Restated Articles of Incorporation of the Company (the "Articles") and the Amended and Restated Bylaws of the Company (the "Bylaws") and certain sections of the Indiana Business Corporation Law (the "IBCL") may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Alrenco Board (including takeovers which the shareholders of the Company (the "Shareholders") may deem to be in their best interests). In addition, the IBCL imposes restrictions upon change of control transactions and certain business combination transactions. See "Description of Capital Stock -- Preferred Stock;" " -- Certain Anti-Takeover Matters;" and " -- Indiana Anti-Takeover Statutes."

     Volatility of Stock Price. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or of other rental-purchase companies, changes in general economic conditions, the financial markets or the rental-purchase industry, or other developments could cause the market price of the Common Stock to fluctuate substantially.


     Control by Principal Shareholders. George D. Johnson, Jr., Chairman of the Alrenco Board, together with his affiliates, and Michael D. Walts, a director of the Company, own approximately 14.0% and 13.2%, respectively, of the outstanding shares of Common Stock. As a result, Messrs. Johnson and Walts may be in a position to control or significantly influence the management and policies of the Company through their ability to influence the outcome of elections of the Alrenco Board and certain other matters requiring the vote or consent of the Shareholders.


     Shares Eligible for Future Sale in Connection with RTO Merger. The Company issued a substantial number of shares of Common Stock to the stockholders of RTO in the RTO Merger. All of the Common Stock issued to such stockholders, other than to affiliates of RTO or to those persons who are now affiliates of the Company, are freely tradeable. Sales of a substantial number of shares of Common Stock in the public market by former stockholders of RTO, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of Common Stock and could impair the Company's ability to use shares of Common Stock to raise additional equity capital or to make future acquisitions of rental-purchase businesses.

                      DESCRIPTION OF ALRENCO CAPITAL STOCK


     The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock. As of the close of business on May 11, 1998 there were 16,975,271 shares of Common Stock outstanding. There are no shares of the Company Preferred Stock outstanding. The Company has reserved shares of its authorized Common Stock for issuance from time to time pursuant to the 1998 Alrenco Stock Incentive Plan (the "1998 Alrenco Plan"), the Stock Incentive Plan of the Company adopted in November 1995, the RTO 1996 Employee Stock Option Plan (the "RTO Employee Plan") and the RTO 1996 Stock Option Plan for Non-Employee Directors (the "RTO Director Plan"). Except for additional options to be issued under the RTO Director Plan, the Company will only issue options in the future under the 1998 Alrenco Plan. The following description of the capital stock of the Company is qualified in its entirety by reference to the Articles and the Bylaws, which have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

     Each Shareholder is entitled to one vote per share on all matters submitted to a vote of Shareholders. Shareholders do not have cumulative voting rights. Holders of Common Stock will be entitled to receive such dividends and other distributions as may be declared by the Alrenco Board out of funds legally available therefor. See "Summary -- Market Prices and Dividends." In the event of the liquidation, dissolution or winding-up of affairs of the Company, holders of Common Stock will be entitled to share ratably in all assets of the Company remaining after payment or provision for payment of all debts, liabilities and preferences, if any. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. The shares of Common Stock are not redeemable.

PREFERRED STOCK

     The Alrenco Board may, without further action by the Shareholders, designate and issue from time to time up to 10,000,000 shares of the Preferred Stock in one or more series and fix the rights and preferences thereof, including voting rights, dividend rights and rates, redemption rights, liquidation rights, conversion rights, and any other designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof not inconsistent with the Articles or the IBCL. Such Preferred Stock could rank prior to the Common Stock with respect to dividend rights and rights upon liquidation and could have rights which would dilute the voting power of the Common Stock. Shares of the Preferred Stock may also be issued to deter or delay an attempted takeover of the Company that may be opposed by management of the Company. The Company currently has no plans to issue any Preferred Stock.

CERTAIN ANTI-TAKEOVER MATTERS

     Certain provisions of the Articles and the Bylaws concern matters of corporate governance and the rights of shareholders. These provisions, as well as the IBCL and the ability of the Alrenco Board to issue shares of Preferred Stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the Alrenco Board (including takeovers which Shareholders may deem to be in their best interests). These provisions and the ability of the Alrenco Board to issue the Preferred Stock without further shareholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by the Shareholders, even if such removal or assumption would be beneficial to the Shareholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to interests of the Shareholders, and could potentially depress the market price of the Common Stock. The Alrenco Board believes that these provisions are appropriate to protect the interests of the Company and the Shareholders. The Alrenco Board has no present plans to adopt any other measures or provisions which may be deemed to have an anti-takeover effect.

     Classification of Directors. Article VI of the Articles provides for the classification of the Alrenco Board into three classes, each class to consist, as nearly as possible, of one-third of the number of directors constituting the entire Board, as determined in the Bylaws. Following their initial terms each class will be elected for a three-year term. Beginning with the 1996 annual meeting, one class will be elected each year with the terms of each class expiring in successive years. Article VI is intended to ensure continuity of Alrenco Board membership and impede the ability of a third party to make sudden changes in directors through a proxy contest or the acquisition of a substantial stock interest.


     Removal of Directors. Article VI of the Articles provides that the directors can be removed from that position only for cause. "Cause" means a director's participation in any transaction in which his or her financial interests conflict with those of the Company or the Shareholders; any act or omission not in good faith or involving intentional misconduct or violation of law; or the participation by a director in any transaction from which he or she derived improper personal benefit. The purpose of this provision is to impose a more stringent standard generally for the removal of directors, and also to prevent a majority shareholder from circumventing the classified board structure by simply voting to remove directors without cause.

     Advance Notice Bylaw Provision. The Bylaws impose certain advance notice requirements on a Shareholder nominating a director or submitting a proposal to a shareholder meeting. This notice must be submitted to the Secretary of the Company between 60 and 90 days before a meeting, and must contain the information prescribed by the Bylaws.

     Amendment of the Company Articles. Under the Articles and the IBCL, amendments to the Articles must generally be approved by the Alrenco Board and by the holders of at least 67% of the outstanding shares voting thereon at a meeting of the Shareholders. Article VI of the Articles requires that any amendment or repeal of those provisions be approved by the Shareholders owning at least 80% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class. The requirement for an increased shareholder vote to amend Article VI is intended to prevent a shareholder that controls a majority of the voting shares (or possibly less than a majority) from avoiding the requirements of the classified board and removal of directors provisions discussed above by simply repealing such provisions.

INDIANA ANTI-TAKEOVER STATUTES

     Chapter 43 of the IBCL prohibits any business combination, such as a merger or consolidation between an Indiana corporation with shares of its stock registered under the federal securities laws or which makes an election under the IBCL, and an "interested shareholder" (which is defined as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of such Indiana corporation) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This provision of the IBCL is effective even if all parties should subsequently decide that they wish to engage in the business combination. Chapter 42 of the IBCL contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting rights is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and
(iii) either (a) more than 10% of its shareholders are Indiana residents, (b) more than 10% of its shares are owned by Indiana residents, or (c) 10,000 shareholders resident in Indiana. A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of the Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption, the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority or more of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock being registered under the Registration Statement of which this Prospectus is a part will be passed upon for the Company by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


     The consolidated balance sheets of Alrenco, Inc. as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997 after restatement for the 1998 pooling of interests with RTO, Inc., included in Alrenco's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and incorporated by reference in this Prospectus, have been incorporated herein in reliance (i) on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing and (ii) on the report of Grant Thornton LLP, independent certified public accountants, on the balance sheets of Alrenco, Inc. as of December 31, 1996 and 1997 and the related statements of earnings, stockholders equity and cash flows for each of the three years in the period ended December 31, 1997 prior to the restatement for the 1998 pooling of interests with RTO, Inc., given on the authority of that firm as experts in accounting and auditing. The report of Coopers & Lybrand L.L.P. incorporated herein makes reference to the report of Grant Thornton LLP.



     On February 26, 1998, immediately following the RTO Merger, the Alrenco Board replaced Grant Thornton LLP as the principal independent auditor of Alrenco. Effective February 26, 1998, Coopers and Lybrand L.L.P., previously the principal independent auditor for RTO, was engaged by Alrenco to serve as the independent auditor of Alrenco's financial statements for the 1998 fiscal year. Grant Thornton LLP continued to serve as the independent auditor with respect to Alrenco's financial statements for the fiscal year ended December 31, 1997, prior to restatement for the 1998 pooling of interests with RTO, Inc. Neither of the reports of Grant Thornton LLP on the financial statements of Alrenco for the fiscal years ended December 31, 1997 and 1996 contained an adverse opinion or a disclaimer of an opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 1997, and during the interim periods preceding February 26, 1998, (i) there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure and
(ii) there were no "reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K).



     The financial statements of Action included in the Company's Registration Statement on Form S-4 (SEC File No. 333-44451) and incorporated by reference herein have been audited by the following firms as stated in their reports included in such Registration Statement on Form S-4: (i) the financial statements of Action as of and for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors and (ii) the financial statements of Action as of and for the seven months ended July 31, 1996 have been audited by Coopers & Lybrand L.L.P., independent accountants and have been incorporated herein in reliance on such reports given upon the authority of said firms as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chapter 37 of the Indiana Business Corporation Law empowers an Indiana corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a named defendant or respondent in a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had (A) reasonable cause to believe his conduct was lawful, or (B) no reasonable cause to believe his conduct was unlawful. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding. Pursuant to Chapter 37, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

     Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding. Unless limited by its articles of incorporation, an Indiana corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors. An officer of the corporation is also entitled to mandatory indemnification to the same extent as a director.

     The indemnification provided by or granted pursuant to Chapter 37 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled. Chapter 37 empowers an Indiana corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liability asserted against or incurred by the individuals in those capacities, whether or not the corporation would have the power under Chapter 37 to indemnify them against such liability. The Registrant has purchased and maintains directors' and officers' liability insurance. The Registrant has also entered into an agreement with Michael D. Walts, a director of the Registrant, which requires the Registrant to indemnify the director to the fullest extent permitted by Indiana law.

     The Registrant's Amended and Restated Articles of Incorporation and Amended and Restated Code of Bylaws require the Registrant to indemnify its directors to the fullest extent permitted by applicable state or federal laws. The Bylaws further permit the Registrant to indemnify its officers to the same extent that it indemnifies directors and to such further extent, consistent with law, as may be provided by general or specific action of the Board of Directors, or contract.

     Pursuant to the terms of the RTO Merger Agreement, the Registrant is required to keep in effect provisions of its Articles of Incorporation and Bylaws providing for indemnification of directors and officers to the fullest extent permitted under applicable law and is prohibited from amending such provisions except as may be required by applicable law or except to make changes permitted by law that would enlarge the indemnified parties' indemnification rights. The Registrant is also obligated to maintain in effect for a period of at least six years following the effective time of the RTO Merger directors' and officers' liability insurance providing at least the same coverage as, and containing terms and conditions which are no less favorable than, the insurance policies maintained by the Registrant as of the date of the RTO Merger Agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

     The following exhibits are filed as part of this registration statement:


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
  2.1      --  Agreement and Plan of Merger, dated as of September 28,
               1997, by and between Alrenco, Inc. and RTO, Inc., as amended
               (incorporated herein by reference to Exhibit 2 to
               Registrant's Current Report on Form 8-K filed on October 9,
               1997 (File No. 0-27490) and to Exhibit 2.1 to Registrant's
               Current Report on Form 8-K filed on March 5, 1998).
  2.2      --  Stock Purchase Agreement dated July 31, 1996 by and between
               RTO, Inc. and Action TV & Appliance Rental, Inc.*
  2.3      --  Asset Purchase Agreement dated January 7, 1997 among Action
               Rent-to-Own of Florida, Inc., B&L Concepts, Inc., Bill Ogle
               and Larry Sutton.*
  3.1      --  Amended and Restated Articles of Incorporation of the
               Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on
               March 5, 1998).
  3.3      --  Amended and Restated Code of Bylaws of the Registrant
               (incorporated herein by reference to Exhibit 3.2 to the
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
  4.1      --  Specimen Stock Certificate (incorporated herein by reference to exhibits filed with the Registrant's Registration
               Statement on Form S-1 (File No. 33-99438) filed under the
               Securities Act of 1933).
  5.1      --  Opinion of King & Spalding.*
 10.1      --  Noncompetition and Consulting Agreement between the
               Registrant and Michael D. Walts dated February 26, 1998
               (incorporated herein by reference to Exhibit 10.1 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.2      --  Revolving Credit Agreement dated February 26, 1998, between the Registrant and Comerica Bank (incorporated herein by
               reference to Exhibit 10.2 to Registrant's Current Report on
               Form 8-K filed on March 5, 1998).
 10.3      --  Guaranty Agreement dated as of February 26, 1998
               (incorporated herein by reference to Exhibit 10.3 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.4      --  Security Agreement dated as of February 26, 1998
               (incorporated herein by reference to Exhibit 10.4 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.5      --  Pledge Agreement of Alrenco, Inc. dated as of February 26,
               1998 (incorporated herein by reference to Exhibit 10.5 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.6      --  Pledge Agreement of RTO Holding Co., Inc. dated February 26,
               1998 (incorporated herein by reference to Exhibit 10.6 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.7      --  Amended and restated revolving Credit Agreement, dated April
               1, 1998, with Comerica Bank, as agent, and Bank One, Texas,
               N.A. as co-agent (incorporated herein by reference to
               Exhibit 10.7 to the Registrant's Quarterly Report on Form
               10-Q for the fiscal quarter ended March 31, 1998).
 10.8      --  Reaffirmation of certain loan documents to the amended and restated revolving Credit Agreement, dated April 1, 1998,
               with Comerica Bank, as agent, and Bank One, Texas, N.A. as co-agent (incorporated herein by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the
               fiscal quarter ended March 31, 1998).
 10.9      --  Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
               (incorporated herein by reference to exhibits filed with the
               Registrant's registration statement on Form S-1 (File No.
               33-99438) filed under the Securities Act of 1933).

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 10.10     --  Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
               (incorporated herein by reference to exhibits filed with the
               Registrant's registration statement on Form S-1 (File No.
               33-99438) filed under the Securities Act of 1933).
 10.11     --  Life Insurance Policy for Michael D. Walts (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.12     --  Alrenco 1995 Stock Incentive Plan (incorporated herein by reference to exhibits filed with the Registrant's
               registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.13     --  RTO, Inc. 1996 Employee Stock Option Plan.*
 10.14     --  RTO, Inc. 1996 Stock Option Plan for Non-Employee
               Directors.*
 10.15     --  The Registrant's 401(k) Salary Reduction Plan (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.16     --  Form of Director Indemnification Agreement (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.17     --  Lease Agreement dated January 1, 1993 by and between Billy
               W. White dba White Property Co. #2 and Action TV & Appliance
               Rental, Inc., as amended.*
 10.18     --  Lease Agreement dated June 1, 1992 by and between Bill White and Action TV & Appliance Rental, Inc.*
 10.19     --  Shopping Center Lease dated May 1, 1996 by and between White
               Property Co. No. 2, Ltd. and Action TV & Appliance Rental,
               Inc.*
 10.20     --  Aircraft Dry Lease dated April 8, 1997 by and between
               Wyoming Associates, Inc. and RTO, Inc.*
 10.21     --  Aircraft Dry Lease dated April 8, 1997 by and between
               Wyoming Associates, Inc. and RTO, Inc.*
 16.1      --  Letter of Grant Thornton LLP.*
 23.1      --  Consent of Grant Thornton LLP.
 23.2      --  Consent of Coopers & Lybrand L.L.P.
 23.3      --  Consent of Ernst & Young LLP.
 23.4      --  Consent of King & Spalding.*
 24.1      --  Powers of Attorney*


---------------

* Previously filed.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirement s of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the city of Mesquite, state of Texas, on May 13, 1998.


                                          ALRENCO, INC.


                                          By:       /s/ K. DAVID BELT
                                          --------------------------------------
                                                       K. David Belt
                                             Chief Financial Officer, Treasurer
                                                   and Assistant Secretary


     Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on May 13, 1998:



                       SIGNATURE                                             TITLE
                       ---------                                             -----

                           *                              Chairman of the Board of Directors
--------------------------------------------------------
                 George D. Johnson, Jr.

                           *                              Chief Executive Officer and Director
--------------------------------------------------------  (Principal Executive Officer)
                  Billy W. White, Sr.

                           *                              Chief Financial Officer, Treasurer and
--------------------------------------------------------  Assistant Secretary (Principal Financial and
                     K. David Belt                        Accounting Officer)

                           *                              Director
--------------------------------------------------------
                 Edward W. Phifer, III

                           *                              Director
--------------------------------------------------------
                     John S. Rainey

                           *                              Director
--------------------------------------------------------
                    Thomas E. Hannah

                                                          Director
--------------------------------------------------------
                    Michael D. Walts

                 *By: /s/ K. DAVID BELT
  ---------------------------------------------------
                     K. David Belt
                    Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
  2.1      --  Agreement and Plan of Merger, dated as of September 28,
               1997, by and between Alrenco, Inc. and RTO, Inc., as amended
               (incorporated herein by reference to Exhibit 2 to
               Registrant's Current Report on Form 8-K filed on October 9,
               1997 (File No. 0-27490) and to Exhibit 2.1 to Registrant's
               Current Report on Form 8-K filed on March 5, 1998).
  2.2      --  Stock Purchase Agreement dated July 31, 1996 by and between
               RTO, Inc. and Action TV & Appliance Rental, Inc.*
  2.3      --  Asset Purchase Agreement dated January 7, 1997 among Action
               Rent-to-Own of Florida, Inc., B&L Concepts, Inc., Bill Ogle
               and Larry Sutton.*
  3.1      --  Amended and Restated Articles of Incorporation of the
               Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K filed on
               March 5, 1998).
  3.3      --  Amended and Restated Code of Bylaws of the Registrant
               (incorporated herein by reference to Exhibit 3.2 to the
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
  4.1      --  Specimen Stock Certificate (incorporated herein by reference to exhibits filed with the Registrant's Registration
               Statement on Form S-1 (File No. 33-99438) filed under the
               Securities Act of 1933).
  5.1      --  Opinion of King & Spalding.*
 10.1      --  Noncompetition and Consulting Agreement between the
               Registrant and Michael D. Walts dated February 26, 1998
               (incorporated herein by reference to Exhibit 10.1 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.2      --  Revolving Credit Agreement dated February 26, 1998, between the Registrant and Comerica Bank (incorporated herein by
               reference to Exhibit 10.2 to Registrant's Current Report on
               Form 8-K filed on March 5, 1998).
 10.3      --  Guaranty Agreement dated as of February 26, 1998
               (incorporated herein by reference to Exhibit 10.3 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.4      --  Security Agreement dated as of February 26, 1998
               (incorporated herein by reference to Exhibit 10.4 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.5      --  Pledge Agreement of Alrenco, Inc. dated as of February 26,
               1998 (incorporated herein by reference to Exhibit 10.5 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.6      --  Pledge Agreement of RTO Holding Co., Inc. dated February 26,
               1998 (incorporated herein by reference to Exhibit 10.6 to
               Registrant's Current Report on Form 8-K filed on March 5,
               1998).
 10.7      --  Amended and Restated revolving Credit Agreement, dated April
               1, 1998, with Comerica Bank, as agent, and Bank One, Texas,
               N.A. as co-agent (incorporated herein by reference to
               Exhibit 10.7 to the Registrant's Quarterly Report on Form
               10-Q for the fiscal quarter ended March 31, 1998).
 10.8      --  Reaffirmation of certain loan documents to the amended and restated revolving Credit Agreement, dated April 1, 1998,
               with Comerica Bank, as agent, and Bank One, Texas, N.A. as co-agent (incorporated herein by reference to Exhibit 10.8 to the Registrant's Quarterly Report on Form 10-Q for the
               fiscal quarter ended March 31, 1998).
 10.9      --  Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
               (incorporated herein by reference to exhibits filed with the
               Registrant's registration statement on Form S-1 (File No.
               33-99438) filed under the Securities Act of 1933).

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 10.10     --  Lease Agreement dated as of January 1, 1995 between the
               Registrant and Kentuckiana Outfitting Company as amended
               (incorporated herein by reference to exhibits filed with the
               Registrant's registration statement on Form S-1 (File No.
               33-99438) filed under the Securities Act of 1933).
 10.11     --  Life Insurance Policy for Michael D. Walts (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.12     --  Alrenco 1995 Stock Incentive Plan (incorporated herein by reference to exhibits filed with the Registrant's
               registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.13     --  RTO, Inc. 1996 Employee Stock Option Plan.*
 10.14     --  RTO, Inc. 1996 Stock Option Plan for Non-Employee
               Directors.*
 10.15     --  The Registrant's 401(k) Salary Reduction Plan (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.16     --  Form of Director Indemnification Agreement (incorporated herein by reference to exhibits filed with the Registrant's registration statement on Form S-1 (File No. 33-99438) filed under the Securities Act of 1933).
 10.17     --  Lease Agreement dated January 1, 1993 by and between Billy
               W. White dba White Property Co. #2 and Action TV & Appliance
               Rental, Inc., as amended.*
 10.18     --  Lease Agreement dated June 1, 1992 by and between Bill White and Action TV & Appliance Rental, Inc.*
 10.19     --  Shopping Center Lease dated May 1, 1996 by and between White
               Property Co. No. 2, Ltd. and Action TV & Appliance Rental,
               Inc.*
 10.20     --  Aircraft Dry Lease dated April 8, 1997 by and between
               Wyoming Associates, Inc. and RTO, Inc.*
 10.21     --  Aircraft Dry Lease dated April 8, 1997 by and between
               Wyoming Associates, Inc. and RTO, Inc.*
 16.1      --  Letter of Grant Thornton LLP.*
 23.1      --  Consent of Grant Thornton LLP.
 23.2      --  Consent of Coopers & Lybrand L.L.P.
 23.3      --  Consent of Ernst & Young LLP.
 23.4      --  Consent of King & Spalding.*
 24.1      --  Powers of Attorney.*


---------------

* Previously filed.